Exhibit 16.1

March 19, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “CHANGE IN ACCOUNTANTS” included in the prospectus forming a part of Churchill Capital Corp IV’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 19, 2021 (the “Disclosures”), and have the following comments:

1. We agree with statements made in the first, second and third paragraphs and the first sentence of the fifth paragraph of the Disclosures.

2. We have no basis on which to agree or disagree with statements made in the fourth paragraph and the second sentence of the fifth paragraph of the Disclosures.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

San Jose, California